Exhibit 21.1

Subsidiaries of Grid Dynamics Holdings, Inc.*

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Cometera Ukraine, LLC	Ukraine
Daxx Soft B.V.	Netherlands
Daxx Web Industries B.V.	Netherlands
DX International B.V.	Netherlands
DX4 Services B.V.	Netherlands
GD AM, LLC	Armenia
Grid Dynamics Jamaica Limited	Jamaica
Grid Dynamics Private Limited	India
Grid Dynamics DOO Beograd – Vracar	Serbia
Grid Dynamics International, LLC	Delaware
Grid Dynamics Romania S.R.L.	Romania
Grid Dynamics Switzerland GmbH	Switzerland
Grid Dynamics Poland Spolka z o.o.	Poland
Grid Dynamics Ukraine, LLC	Ukraine
Grid Dynamics Mexico S.de R.L. de R.L. de C.V.	Mexico
Intreprinderea Cu Capital Strain “Tacit Knowledge” S.R.L	Republic of Moldova
Mutual Mobile Inc.	Delaware
MutualMobile Solutions Private Limited	India
Next Sphere Technologies Inc.	Florida
NextSphere Technologies (India) Private Limited	India
Tacit Knowledge, Inc.	California
Tacit Knowledge Ltd.	United Kingdom
Tacit Knowledge Singapore PTE LTD.	Singapore
Tixx Soft LLC	Ukraine
* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.